Exhibit 99.1

Tapke Asset Management, LLC investment professionals join The Bank of Kentucky

CRESTVIEW HILLS, KENTUCKY – December 9, 2009 – The Bank of Kentucky Financial Corporation (Nasdaq: BKYF), headquartered in Crestview Hills, Kentucky, announced today that Richard H. Tapke, Jr., President and Managing Director of Tapke Asset Management, LLC, will join BKFC’s wholly-owned bank subsidiary, The Bank of Kentucky Inc., as Executive Vice President of the bank’s Trust & Investment Division. Tapke Asset Management, LLC is an independent investment advisory firm, headquartered in Fort Wright, Kentucky.

The entire staff of Tapke Asset Management will join The Bank of Kentucky’s current team of investment associates, and will service the combined portfolio and clients going forward. Martha Snider will continue as the Senior Vice President of Trust Services and will work directly with Mr. Tapke. As a result, it is anticipated that The Bank of Kentucky will oversee in excess of $650 million in client assets.

Tapke Asset Management, LLC is one of Northern Kentucky’s largest independent investment advisory firms, managing each client’s individual portfolios focused on their core equity, fixed income or balanced objectives.

Robert W. Zapp, President and Chief Executive Officer of The Bank of Kentucky, stated, “Tapke Asset Management is a well respected investment firm in Northern Kentucky and has been for many years. Besides sharing many clients and having deep local ties, Dick brings more than 25 years of trust experience to the Bank. With his group of professionals joining our team at the Bank, this union significantly strengthens our current Trust Department. Going forward, our clients will have access to more products and services backed by a team of investment professionals right here at The Bank of Kentucky.”

Richard H. Tapke, Jr., President and Managing Director of Tapke Asset Management, LLC, stated, “The Bank of Kentucky has a long standing relationship with my firm and this is a natural fit. I’m very excited to lead a team of experienced trust and investment officers at The Bank of Kentucky. With our combined resources, we can offer clients more products, expanded services, and greater access to financial solutions. It’s a great opportunity to grow the business and leverage what both companies have built over the years.”

Forward-Looking Statements

This press release may contain certain forward looking statements. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties.

About The Bank of Kentucky Financial Corporation

Headquartered in Crestview Hills Kentucky, The Bank of Kentucky Financial Corporation is the parent of The Bank of Kentucky, Inc. BKFC has total assets of approximately $1.392 billion and operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky market. The Bank of Kentucky Financial Corporation’s common stock is listed on the Nasdaq Global Market under the symbol BKYF. For more information about BKFC, please visit www.bankofky.com.

Contacts:

(Tapke Asset Management, LLC):

Richard H. Tapke, Jr., President and Managing Director

(885) 344-4004

(The Bank of Kentucky, Inc.):

Robert Zapp, President and CEO

(859) 372-5173